Exhibit 10.24
TREEHOUSE FOODS, INC.
CASH PERFORMANCE AWARD AGREEMENT
THIS AGREEMENT (the “Agreement”), effective as of the date indicated on the Notice of Grant, is made and entered into by and between TreeHouse Foods, Inc., a Delaware corporation (the “Company”), and the individual named on the Notice of Grant (the “Participant”).
WITNESSETH:
WHEREAS, the Board of Directors of the Company has adopted and approved the TreeHouse Foods, Inc. Equity and Incentive Plan, as amended (the “Plan”), which was approved, as required, by the Company’s stockholders and provides for the grant of stock-based awards and cash incentive awards to certain eligible Employees, Consultants and non-Employee Directors of the Company and its Affiliates; and
WHEREAS, the Compensation Committee (the “Committee”) has selected the Participant to participate in the Plan and has awarded the cash performance award described in this Agreement (the “Cash Performance Award”) to the Participant; and
WHEREAS, the parties hereto desire to evidence in writing the terms and conditions of the Cash Performance Award.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to the Participant to continue as an Employee of the Company (or an Affiliate) and to promote the success of the business of the Company and its Affiliates, the parties hereby agree as follows:
1.Grant of Award. The Company hereby grants to the Participant, effective as of the date shown on the attached Notice of Grant (the “Date of Grant”), and on the terms and subject to the conditions, limitations and restrictions set forth in the Plan and in this Agreement, the target Cash Performance Award (the “Target Award”) shown on the attached Notice of Grant. The Participant hereby accepts the Cash Performance Award from the Company. The Cash Performance Award is payable based on the attainment of the pre-established Operating Net Income and Cash Flow Pre-Financing goals, as set forth in Tables I and II below, during the Performance Periods described in Section 2.
2.Accrual and Payment of Award; Termination of Service.
(a)For each of the Performance Periods (________, ________ and ________), a portion of the Target Award shall accrue, equal to approximately (i) one third (1/3) of the Target Award designated on the Notice of Grant multiplied by (ii) the applicable “Percentage of Target Award Accrued” as indicated in Table III below based on the achievement during the applicable Performance Period of the Operating Net Income and Cash Flow Pre-Financing goals (weighted fifty percent (50%) each), at the threshold, target or maximum levels designated in Tables I and II below. In addition, for the cumulative Performance Period (________ through ________), a portion of the Target Award shall accrue equal to (1) the Target Award multiplied by (2) the applicable “Percentage of Target Award Accrued” as indicated in Table III below based on the achievement during the cumulative Performance Period of the Operating Net Income and Cash Flow Pre-Financing goals (weighted fifty percent (50%) each), at the threshold, target or maximum levels designated in Tables I and II below, minus (3) any portion of the Target Award accrued during the Performance

Periods. For purposes of this Agreement, (x) “Operating Net Income” shall mean the amount of adjusted after-tax net income that underlies adjusted earnings per share as disclosed each quarter in the Company’s earnings report, and (y) “Cash Flow Pre-Financing” shall mean annual operating cash flow, minus CAPEX, minus SG&A initiatives, minus THS____, excluding the impact of share repurchase and debt repayment.
(b)The total accrued Cash Performance Award (determined as described in Section 2(a) above) shall be paid on or about third (3rd) anniversary of the Date of Grant, but no later than the 45th day after third (3rd) anniversary of the Date of Grant, provided that, and except as otherwise provided in Section 2(c) below, (1) the Committee certifies the attainment of such Operating Net Income and Cash Flow Pre-Financing goals in the manner set forth in the Plan and (2) the Participant continues to be employed by the Company (or an Affiliate) through the third (3rd) anniversary of the Date of Grant.
(c)If the Participant’s Service terminates during one of the Performance Periods due to death, Disability or Retirement, or the Company terminates the Participant’s Service without Cause during a Performance Period, the Participant shall receive any portion of the Cash Performance Award accrued in prior Performance Periods plus a pro rata portion of the Cash Performance Award that would have accrued for the Performance Period in which such Participant’s death, Disability, Retirement or termination by the Company without Cause occurs. Such pro rata portion shall be based on the number of full calendar months of the Participant’s Service during the Performance Period divided by the length of the Performance Period. The Cash Performance Award will be paid to the Participant, following the approval of the Committee, on the anniversary of the Date of Grant immediately following the end of the Performance Period in which such Participant’s death, Disability, Retirement or termination by the Company without Cause occurs (but not later than the 45th day after the third (3rd) anniversary of the Date of Grant). Notwithstanding the preceding sentence, if the Participant is a “specified employee” as determined under Section 409A of the Internal Revenue Code of 1986, as amended, and (1) his or her Service terminates during one of the Performance Periods due to Retirement or (2) the Company terminates the Participant’s Service without Cause during a Performance Period, such Participant shall receive a payout of the Cash Performance Award, calculated in accordance with this Section 2(c), on the date that is the later of: (x) the first day following the six month anniversary of the Participant’s separation from Service, or (y) the anniversary of the Date of Grant immediately following the end of the Performance Period in which such Participant’s Retirement or termination by the Company without Cause occurs (but no later than the 45th day after such date).
(d)The performance measures for each Performance Period and the applicable Percentages of Target Award Accrued are set forth in the tables below:
Table I: Operating Net Income Goal

Operating Net Income (Weighted 50%)
Performance Period	Threshold	Target	Maximum
	80% of Target	100% of Target	120% of Target

Table II: Cash Flow Pre-Financing Goal

Cash Flow Pre-Financing (Weighted 50%)
Performance Period	Threshold	Target	Maximum
	80% of Target	100% of Target	120% of Target

Table III: Percentage of Target Award Accrued Based on Performance

Level of Achievement of Performance Goal during Performance Period	Percentage of Target Award Accrued**
	Operating Net Income (Weighted 50%)	Cash Flow Pre-Financing (Weighted 50%)
Below Threshold (<80%)	0%	0%
Threshold (80%)	50%	50%
Target (100%)	100%	100%
Maximum (120%)	200%	200%
**Such percentage shall be prorated for any achievement between threshold, target and maximum.
3.Effect of Change in Control. In the event of a Change in Control, the Cash Performance Award will be treated in accordance with the terms of the Plan.
4.Forfeiture. Except as provided in Section 2, the Cash Performance Award shall be forfeited to the Company upon the Participant’s termination of Service with the Company and its Affiliates for any reason prior to the third (3rd) anniversary of the Date of Grant.
5.Non-Solicitation of Employees. The Participant agrees that, in return for the Company agreeing to provide the Participant with the opportunity to receive a Cash Performance Award under the terms of this Agreement, during the Participant’s Service with the Company and its Affiliates, and during the eighteen (18) month period following the termination of the Participant’s Service for any reason, the Participant shall not, except in the course of carrying out the Participant’s duties of Service with the Company, directly or indirectly induce any employee of the Company or any of its Affiliates to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or an Affiliate thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months. The Participant agrees and acknowledges that the Participant’s obligations under this Section 5 remain in full force and effect even if the Participant does not accrue or receive payment of any portion of the Cash Performance Award and/or the Participant’s Service with the Company is terminated, regardless of the reason, before the Participant becomes eligible to accrue or receive payment of any portion of the Cash Performance Award. The restrictions in this Section 5 shall be extended for any time during which the Participant is in breach such that the Participant does not engage in any of the activities during the Participant’s Service and during the eighteen (18) month period following the termination of the Participant’s Service for any reason. To the extent permitted by law, if the Company determines that the Participant has violated or is threatening to violate this Section 5, the Participant will immediately forfeit the Cash Performance Award and the Company will have the right to seek repayment of any cash paid to the Participant as a result of the vesting of the Cash Performance Award. In addition, the non-solicitation covenant relates to special, unique, and extraordinary matters and a violation of such covenant and obligation may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Company shall be entitled to an injunction, restraining order or such other equitable relief restraining the Participant from committing any violation of this Section 5. This injunctive remedy shall be cumulative and in addition to any other rights and remedies the Company has at law or in equity.
6.No Rights as a Stockholder. The Participant shall not be entitled to any of the rights of a stockholder with respect to the Cash Performance Award, including without limitation the right to vote and tender Stock and the right to receive dividends and other distributions payable with respect to Stock.
7.Tax Withholding. The Company shall have the right to require the Participant to remit to the Company, or to withhold from other amounts payable to the Participant, as compensation or otherwise, an amount from the Cash Performance Award sufficient to satisfy all federal, state and local withholding tax requirements as provided in the Plan.
8.Plan Incorporated.     The Participant accepts the Cash Performance Award subject to all the terms and conditions of the Plan, which are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby. Except as otherwise set forth in this Agreement, capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings set forth in the Plan. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan.
9.Miscellaneous.
(a)No Guaranteed Service or Employment. Neither the granting of the Cash Performance Award, nor any provision of this Agreement or the Plan, shall (a) affect the right of the Company to terminate the Participant at any time, with or without Cause, or (b) shall be deemed to create any rights to employment or Service or continued employment or continued Service on the part of the Participant or any rights to participate in any employee benefit plan or program (other than the Plan) of the Company or any Affiliate or to receive any benefits or rights associated with employment or Service with the Company. The rights and obligations arising under this Agreement are not intended to and do not affect the employment or Service relationship that otherwise exists between the Company (or any Affiliate) and the Participant, whether such relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Company and the Participant; to the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.
(b)Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at its principal executive offices, and any notice to be given to the Participant shall be addressed to the Participant at the address set forth on the attached Notice of Grant, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.
(c)Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.
(d)Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois and the United States, as applicable, without reference to the conflicts of law provisions thereof. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Illinois, County of Cook or DuPage, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Participant hereby submit and consent to said jurisdiction and venue.
(e)Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives.
(f)Headings. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.
(g)Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
(h)No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
(i)Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
(j)Relief. In addition to all other rights or remedies available at law or in equity, the Company shall be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.
(k)Beneficiary Designation. The Participant may, from time to time, in accordance with procedures set forth by the Committee, name any beneficiary or beneficiaries (who may be named contingently) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and shall be effective only if and when it is properly completed and filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such valid and effective designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
(l)Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate, in its sole discretion, to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.
(m)No Vested Right to Future Awards. Participant acknowledges and agrees that the granting of the Cash Performance Award under this Agreement is made on a fully discretionary basis by the Company and that this Agreement does not lead to a vested right to further awards under the Plan or a successor equity plan of the Company, in the future.
(n)Use of Personal Data. By executing this Agreement, Participant acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position, and details of all past awards and current awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company, or its Affiliates, may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Participant may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.
(o)Erroneously Awarded Compensation. Any cash paid with respect to the Cash Performance Award hereunder is subject to any compensation recoupment and/or recovery policy adopted by the Company from time to time to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.
(p)Amendment. Any amendment to the Agreement shall be in writing and signed by the Company.
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